Exhibit 2.1

AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2007 (the “Amendment”), is entered into by and among Dynabazaar, Inc. (“Dynabazaar”), LQ Merger Corp. (“LMC”), and L Q Corporation, Inc. (“LQ”).

RECITALS

WHEREAS, Dynabazaar, LMC and LQ are parties to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007 (the “Merger Agreement”), under which LMC is proposed to merge with and into LQ;

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in accordance with the terms of this Amendment; and

WHEREAS, Section H.3 of the Merger Agreement provides that the Merger Agreement may be amended by a written instrument signed by the parties to the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Section G.1.(b) of the Merger Agreement is hereby amended by replacing the words “June 30, 2007” with the words “August 31, 2007”.

2.	Section G.1.(c) of the Merger Agreement is hereby amended by replacing the words “June 25, 2007” with the words “August 25, 2007”.

3.	Section G.1.(f) of the Merger Agreement is hereby amended by replacing the words “June 20, 2007” in each place it appears with the words “August 20, 2007”.

4.	Section G.1.(g) of the Merger Agreement is hereby amended by replacing the words “June 20, 2007” in each place it appears with the words “August 20, 2007”.

5.	Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.

6.
The execution and delivery of this Amendment shall in no way affect any right, power or remedy of any party hereto or constitute a waiver or amendment of any provision of the Merger Agreement, except as expressly set forth herein.  Except as expressly provided herein, the Merger Agreement remains in full force and effect as originally executed by the parties thereto and is hereby ratified and confirmed.

7.
This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and fully performed within the State of New York, without regard to conflict of law principles.

8.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile or e-mail transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or e-mail signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

        L Q CORPORATION, INC.

        By: /s/ Steven Berns
                               Name: Steven Berns
                               Title:   Chairman

                            LQ MERGER CORP.

                            By: /s/ Melvyn Brunt
                               Name: Melvyn Brunt
                               Title:   Chief Financial Officer and Treasurer

                                DYNABAZAAR, INC.

                                                By: /s/ Rory Cowan
                               Name: Rory Cowan
                               Title:   Chairman